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                                                                 Exhibit (a)(4)
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                             NACCO INDUSTRIES, INC.

                           OFFER TO PURCHASE FOR CASH
                UP TO 800,000 SHARES OF ITS CLASS A COMMON STOCK
                        AT A PURCHASE PRICE NOT GREATER
                   THAN $50.00 NOR LESS THAN $43.50 PER SHARE

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 16, 1996,
                         UNLESS THE OFFER IS EXTENDED.

                                                               November 18, 1996
To: Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

     NACCO Industries, Inc., a Delaware corporation (the "Company"), has appointed us to act as Dealer Manager in connection with its offer to purchase up to 800,000 shares of its Class A Common Stock, par value $1.00 per share (the "Shares"), at prices not greater than $50.00 nor less than $43.50 per Share, net to the seller in cash, specified by tendering shareholders, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated November 18, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $50.00 nor less than $43.50 per Share) that it will pay for Shares validly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to purchase all 800,000 Shares, or such lesser number of Shares as are validly tendered at prices not greater than $50.00 nor less than $43.50 per Share, pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and "odd lot" tenders, the Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn. The Company expressly reserves the right, in its sole discretion, to purchase up to an additional 2% of the outstanding Shares pursuant to the Offer without the need to extend the Offer. See "Number of Shares; Proration" in the Offer to Purchase.

     If, prior to the Expiration Date (as defined in the Offer to Purchase), more than 800,000 Shares are validly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from all Odd Lot Holders (as defined in the Offer to Purchase) who validly tender all of their Shares at or below the Purchase Price and do not withdraw any such Shares, and then on a pro rata basis from all other shareholders whose Shares are validly tendered at or below the Purchase Price and not withdrawn.

     The Company also has outstanding Class B Common Stock, par value $1.00 per share (the "Class B Shares"). Because of transfer restrictions, no trading market has developed, or is expected to develop, for the Class B Shares. The Class B Shares are not subject to the Offer; however, the Class B Shares are convertible into Class A Shares on a one-for-one basis. If a shareholder holds Class B Shares and would like to tender Class A Shares into the Offer, such shareholder must first notify Key Shareholder Services, the transfer agent for the Shares (the "Transfer Agent"), at 4900 Tiedeman Road, Stock Transfer Department, 1st Floor, Brooklyn, Ohio 44144, in writing, of its desire to convert some or all of such shareholder's Class B Shares into Class A Shares, and enclose share certificates representing the Class B Shares such shareholder would like to so convert and executed stock powers with respect to such certificates. See "How to Tender Shares -- Class B Shares" in the
Offer to Purchase for a discussion of factors a shareholder should consider before deciding to convert Class B Shares into Class A Shares.
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     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER ALL OR ANY SHARES. THE COMPANY HAS BEEN INFORMED THAT NO DIRECTOR, EXECUTIVE OFFICER, OR FAMILY SHAREHOLDER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase, dated November 18, 1996;

          2. Letter to Clients that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          3. Letter dated November 18, 1996 from Alfred M. Rankin, Jr., Chairman, President and Chief Executive Officer of the Company, to shareholders of the Company;

          4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Substitute Form W-9 and guidelines); and

          5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 16, 1996, UNLESS THE OFFER IS EXTENDED.

     No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager, the Depositary and the Information Agent as described in "Fees and Expenses" in the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 8 of the Letter of Transmittal. See "Acceptance for Payment of Shares and Payment of Purchase Price" in the Offer to Purchase.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and in "How to Tender Shares" in the Offer to Purchase.

     As described in "How to Tender Shares" in the Offer to Purchase, tenders of Shares may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a broker or dealer which is a member firm of a registered national securities exchange, or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within three New York Stock Exchange trading days after timely receipt by the

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Depositary of a properly completed and duly executed Notice of Guaranteed
Delivery. See "How to Tender Shares" in the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to us or the Information Agent at the respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from MacKenzie Partners, Inc., the Information Agent, telephone: (212) 929-5500 or (800) 322-2885.

                                          Very truly yours,

                                          J.P. MORGAN SECURITIES INC.

Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL
CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE DEALER MANAGER, THE DEPOSITARY, OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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